EXHIBIT 23

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of ChoiceOne Financial Services, Inc. on Form S-3 (Registration No. 333-44336); Form S-8 (Registration No. 333-91364); and Form S-8 (Registration No. 333-91366) of our report dated March 24, 2009 on the consolidated financial statements of ChoiceOne Financial Services, Inc. for the years ended December 31, 2008, 2007 and 2006, which report is included in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Plante & Moran, PLLC

Grand Rapids, Michigan
March 24, 2009